Exhibit 10.8

February 8, 2019

Mark Russell

Re:                             Offer of Employment

Dear Mark:

On behalf of Nikola Corporation (the “Company”) I am pleased to offer you the position of President of Nikola Corporation — on the following terms.

You will report to the Company’s Chief Executive Officer and your responsibilities will include, but are not limited to, helping build Nikola Corporation and its related businesses into a successful brand.  As President of Nikola Corporation, you will have direct responsibility over several areas within the Company as discussed between you and the Company’s CEO.

During your employment with the Company, you will also serve as a “non-independent” member of the Company’s Board of Directors (the “Board”).  The Company will take all steps necessary to effectuate your election and, as applicable, your retention to the Board and will promptly deliver to you all documentation related to such election upon your employment with the Company.

Your annual base salary will be no less than $300,000, less payroll deductions and all required withholdings.  You may be eligible for a cash bonus based upon your performance at the Company as determined in the sole discretion of Company management.  You will be paid bi-weekly and eligible for the same Company benefits that are provided, from time to time, to the Company’s senior management.  Detailed descriptions of these benefit plans are available in our written plan materials and will be provided to you upon commencement of employment.  Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question.  The Company may change benefits provided to its senior management from time to time in its sole discretion.

Subject to the approval of the Board, it is also anticipated that upon completion of the Company’s planned initial public offering (IPO), and as agreed upon in consultation with Trevor Milton, you will be offered the role of Chief Executive Officer of the Company and take over the day- to-day responsibilities of that position.  The terms of your employment as CEO of the Company will be negotiated between you and the Company at that time.

Given your position and level, you will also be eligible to participate in the Company’s Employee Stock Option Plan (the “Plan”).  Promptly after commencement of your employment, the Company shall award you 4,851,920 10-year stock options in the Company with a per share exercise price equal to the fair market value of a share of common stock of the Company, which shall vest monthly over a 60-month period.  Should your employment with the Company terminate for any reason other than a termination by the Company for Cause(1) or by you without Good Reason(2) , this option grant will accelerate, become fully vested and may be exercised (in a cashless exercise if an IPO has occurred) for up to one year from your date of termination.  If you choose to terminate your employment with the Company without Good Reason or if you are terminated by the Company for Cause, you agree to forfeit your then-unvested option awards.  All option awards received by you will fully vest upon an IPO, liquidity event or change in control.

As a newly hired executive of the Company, you will be entitled to a relocation package that will cover reasonable moving expenses for you and your family.  This package will also cover reasonable travel expenses for your spouse as she searches for a house in the area of the Company’s headquarters.  Such relocation package will be paid to you pursuant to the Company’s business and travel expense policy, but in no event later than 30 days after your submission to the Company of the relocation expenses.  In addition to the foregoing relocation benefits, you will also be entitled to receive reimbursement for all reasonable costs and fees associated with your and your legal counsel’s review of all hiring materials associated with your transition to President of the Company.

In the event of termination of your employment with the Company for any reason, other than a termination by the Company for Cause or if you terminate your employment without Good Reason, you shall receive as severance, in addition to the equity acceleration benefits described above, (i) twelve (12) months of pay equal to your salary rate at the time of termination, with such severance to be paid over a twelve (12) month period on a bi-weekly basis beginning on the first payroll period following (x) the date of your termination and (y) the expiration of the applicable revocation period as described in Section II(B) on Exhibit A attached hereto and (ii) continued Company medical and disability benefits for so long as you are entitled to salary continuation payments pursuant to clause (i) of this paragraph.  For the avoidance of doubt, if you independently and unilaterally decide to end your employment at the Company without Good Reason or if you are terminated for Cause, you will not be entitled to any severance.  As a condition of your receipt of severance, you will enter into a severance agreement and release with the Company in the form attached hereto as Exhibit A.

(1)  “Cause” shall mean any of the following: (i) employee’s repeated failure to follow the lawful instructions of the Company’s CEO (or, if applicable, the board of directors of Nikola) consistent with employee’s title following written notice and 15 days to cure such failure; (ii) employee’s material violation of any written Company policy that has been provided to the employee; (iii) employee’s commission of any act of fraud, embezzlement or any other material misconduct that has caused or is reasonably expected to result in injury to the Company; (iv) employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the employee owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) employee’s material breach of any of his material obligations under any written agreement or covenant with the Company.

(2)  “Good Reason” shall mean a resignation by the employee as a result of (i) an adverse change in positions, titles, authorities or responsibilities; (ii) a change in the employee’s reporting relationship such that he is no longer reporting to the Company’s CEO; (iii) a reduction in the employee’s base salary; or (iv) the failure of the Company to name employee the Chief Executive Officer of the Company within 90 days following the earlier of an IPO or other Company liquidity event; or (v) a material breach by the Company of any of its obligations under the employment agreement or any other written agreement between the Company and the employee, subject to cure by the Company within 15 days after written notice.

As a condition of employment, you will be expected to abide by Company rules and policies and sign and comply with the Employee Proprietary Information and Inventions Assignment Agreement (PHA), which prohibits unauthorized use or disclosure of Company proprietary information.  A copy of the PIIA is attached hereto as Exhibit B for your review and signature.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.  You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.  You represent further that you have the ability to perform the essential functions of your job with or without reasonable accommodations.

Normal work hours are from 9:00 a.m. to 6:00 p.m., Mountain Standard Time, Monday through Friday, and may be adjusted with prior approval.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an authorized officer of the Company.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with its attached exhibits, including your PIIA, forms the complete and exclusive statement of your employment agreement with the Company.  The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an authorized officer of the Company and by you.

The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws.  To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in State of Arizona (or in the event of exclusive federal jurisdiction, the courts of the District of Arizona in connection with any Dispute or any claim related to any Dispute).

Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this letter regarding arbitration) will be resolved through binding arbitration in Maricopa County, Arizona under the rules of the American Arbitration Association and the Arbitration Rules set forth in Arizona Rules of Civil Procedure.  Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency.  You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum.  THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL.  This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.  In the event an action is brought related to or arising from this offer letter, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in such action, including attorney’s fees and expenses.

Please sign and date this letter and the enclosed Proprietary Information and Inventions Assignment Agreement if you wish to accept employment at the Company under the terms described above and return them to                   .  If you accept our offer, your anticipated start date will be on or around February 11, 2019, subject to when you are able to get your affairs in order.  This offer is subject to satisfactory reference and employment eligibility verification.  For the purposes of this letter, a facsimile or electronic signature shall serve as an original.

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I am delighted to confirm the terms of this offer to you on behalf of the Company.  We look forward to your favorable reply and to building a successful Company together.

Sincerely,

NIKOLA CORPORATION

By:	/s/ Trevor Milton
Name:	Trevor Milton
Its:	Chief Executive Officer

Accepted:

/s/ Mark Russell		2/11/19
Mark Russell		Date

Attachments:	Exhibit A — Form Severance Agreement and Release
Exhibit B — Employee Proprietary Information and Inventions Assignment Agreement